Filed Pursuant to Rule 424(b)(7)
Registration No. 333-282491
PROSPECTUS SUPPLEMENT
(To Prospectus dated October 15, 2024)
4,146,250 Common Shares
Offered by the Selling Shareholders
This prospectus supplement supplements the prospectus dated October 15, 2024 included in the Registration Statement on Form S-3 (No. 333-282491) that we filed with the Securities and Exchange Commission covering the resale by the selling shareholders named in the prospectus of 4,146,250 of our common shares issued or issuable upon the exercise of certain Warrant Certificates with an exercise price of $1.57 per share (the “Warrants”).
The purpose of this prospectus supplement is solely to supplement and update the “Selling Shareholders” table on page 9 of the prospectus to reflect the transfer of Warrants from certain selling shareholders previously identified in the prospectus to another selling shareholder previously identified in the prospectus for no consideration.
This prospectus supplement is not complete without, and may not be utilized except in connection with, the prospectus, including any amendments or supplements thereto. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information provided by this prospectus supplement supersedes information contained in the prospectus.
Our common shares are traded on The Nasdaq Capital Market under the symbol “NOTV.” On January 8, 2025, the last reported sale price of our common shares was $4.53 per share.
Investing in our securities involves risks. See “Risk Factors” on page 4 of the prospectus for a discussion of information that should be considered in connection with an investment in our securities.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is January 10, 2025

SELLING SHAREHOLDERS
The following information is provided to update the “Selling Shareholders” table in the prospectus to reflect the transfer of Warrants from selling shareholders previously named in the prospectus to selling shareholder Jermyn Street Capital LLC (“Jermyn Street”) for no consideration, as follows:
•Warrants to purchase a total of 13,265 of our common shares were transferred from selling shareholder Blackwell Partners LLC_Series B to Jermyn Street;
•Warrants to purchase a total of 24,373 of our common shares were transferred from selling shareholder Concise Short Term High Yield Master Fund, SPC to Jermyn Street;
•Warrants to purchase a total of 12,530 of our common shares were transferred from selling shareholder KASAD 2, L.P. to Jermyn Street;
•Warrants to purchase a total of 29,877 of our common shares were transferred from selling shareholder Mercer QIF Fund PLC – Mercer Investment Fund 1 to Jermyn Street;
•Warrants to purchase a total of 8,750 of our common shares were transferred from selling shareholder PT Development Florida LLC to Jermyn Street; and
•Warrants to purchase a total of 7,455 of our common shares were transferred from selling shareholder Silverback Opportunistic Credit Master Fund Limited to Jermyn Street.
No other changes or amendments to the “Selling Shareholders” table as set forth in the prospectus are being made hereby, and the aggregate number of common shares registered under the prospectus remains the same.
The selling shareholders are offering for resale, from time to time, up to an aggregate of 4,146,250 of our common shares. The table below has been prepared based upon the information furnished to us by the selling shareholders as of January 8, 2025. The selling shareholders may have purchased, acquired, sold, transferred or otherwise disposed of some or all of their shares since the date on which the information in the following table is presented. The beneficial ownership of our common shares by the selling shareholders has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.
The selling shareholders may sell some, all or none of the shares offered by the prospectus. Because the number of shares the selling shareholders may offer and sell is not presently known, we cannot estimate the number of shares that will be held by the selling shareholders after completion of this offering. This table, however, presents the maximum number of common shares that the selling shareholders may offer pursuant to the prospectus and the number of common shares that would be beneficially owned after the sale of the maximum number of common shares by the selling shareholders.

	Number of Common Shares Beneficially Owned Prior to this Offering		Number of Common Shares Being Offered(5)	Number of Common Shares Beneficially Owned After this Offering
Selling Shareholder(s)	Number	Percentage		Number	Percentage
Blackwell Partners LLC_Series B (1)	530,600	1.5%	530,600	—	—
Concise Short Term High Yield Master Fund, SPC (2)	974,925	2.8%	974,925	—	—
Jermyn Street Capital LLC (3)	296,250	0.9%	296,250	—	—
KASAD 2, L.P. (1)	501,200	1.5%	501,200	—	—
Mercer QIF Fund PLC – Mercer Investment Fund 1 (2)	1,195,075	3.4%	1,195,075	—	—
PT Development Florida LLC (4)	350,000	1.0%	350,000	—	—
Silverback Opportunistic Credit Master Fund Limited (1)	298,200	0.9%	298,200	—	—
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(1)Elliot Bossen is the Chief Executive Officer of Silverback Asset Management, LLC, the Investment Manager of Blackwell Partners LLC_Series B, KASAD 2, L.P. and Silverback Opportunistic Credit Master Fund Limited.

(2)Thomas Krasner and Glenn Koach are the Portfolio Managers of Concise Short Term High Yield Master Fund, SPC and Mercer QIF Fund PLC – Mercer Investment Fund 1.
(3)Scott Cragg is the sole Manager of Jermyn Street Capital LLC.
(4)Laurence Benz is the Managing Member of PT Development Florida LLC.
(5)Represents the maximum number of shares that may be sold by the selling shareholders pursuant to the prospectus; provided, however, that pursuant to Rule 416 under the Securities Act of 1933, as amended, the registration statement of which the prospectus is a part shall also cover any additional common shares which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other transaction that, without the receipt of consideration, results in an increase in the number of our outstanding common shares.